Filed Pursuant to Rule 424(b)(3)

Registration No. 333-225975

PROSPECTUS SUPPLEMENT

Dated October 11, 2018

(To Prospectus Dated August 9, 2018)

7,000,000 Shares of Common Stock

xG Technology, Inc.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Prospectus”), filed by xG Technology, Inc. (the “Company”), dated August 9, 2018, related to the offer and resale by the selling stockholders identified in the Prospectus of up to an aggregate of 7,000,000 shares of common stock, $0.00001 par value per share, of the Company (the “Common Stock”) issuable, or that may in the future become issuable, with respect to: (i) 3,000,000 shares of Common Stock, underlying warrants; and (ii) 4,000,000 shares of Common Stock issuable upon conversion of 6% Senior Secured Convertible Debentures (the “Investor Debentures”) held by certain institutional investors (the “May 2018 Investors”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock. All share and per share information included in this prospectus has been retroactively adjusted to account for such reverse stock splits. On October 10, 2018, the last reported sale price of the Common Stock as reported on the NASDAQ was $0.49 per share.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before investing in shares of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Risk Factors”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

REPRICING OF INVESTOR DEBENTURES

On October 9, 2018, the Company issued amended and restated of 6% Senior Secured Convertible Debentures (the “Amended Investor Debentures”) to a majority of the May 2018 Investors (the “Majority Investors”), whereby the Investor Debentures were amended as follows:

1.	The conversion price per share was reduced from $1.00 to $0.45; and

2.	No Monthly Redemption (as defined in the Amended Investor Debentures) shall be due in any month in which a Majority Investor has effected conversions that are equal to or greater than the proportionate amount that would have been due and represented by a certain formula; provided, that, the Company shall be given dollar for dollar credit for any and all conversions effected in any month against any Monthly Redemption Amount (as defined in the Amended Investor Debentures) on any Monthly Redemption Date (as defined in the Amended Investor Debentures); and provided, further, that in the event that a Majority Investor’s conversions in any particular month exceed such Majority Investor’s individual Monthly Redemption Amount (as defined in the Amended Investor Debentures), such overage shall carry over into the succeeding month to be credited against the Monthly Redemption Amount (as defined in the Amended Investor Debentures).

This Supplement is being filed to reflect (i) the reduction in the conversion price of the Amended Investor Debentures to $0.45 per share as set forth in the Amended Investor Debentures, and (ii) the amendments to the Monthly Redemptions (as defined in the Amended Investor Debentures), each effective May 29, 2018, as described above. The form of Amended Investor Debenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2018.

The date of this prospectus supplement is October 11, 2018.